Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement No. 333-145410 on Form S-8 of our report dated March 28, 2008, relating to the consolidated financial statements of Care Investment Trust Inc. appearing in the Annual Report on Form 10-K of Care Investment Trust Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
November 14, 2008